TERRACE VENTURES INC.
801 Peace Portal Drive, Suite 202
Blaine, WA 98230
(360) 220-5218

March 24, 2011

Terrace Ventures Announces Closing of Private Placements

Blaine, Washington – (OTCBB: TVER) Terrace Ventures Inc. (the “Company”) announced today that it has closed private placements totaling an aggregate of 20,000,000 shares of the Company’s common stock for gross proceeds of $200,000.

On June 8, 2010, the Company approved two private placements. A foreign private placement to non-US persons under Regulation S of up to 5,000,000 units at a price of $0.01 per unit, with each unit consisting of one common share and one share purchase warrant and a US private placement to accredited investors under Rule 506 of Regulation D of 5,000,000 units at a price of $0.01 per unit, with each unit consisting of one common share and one share purchase warrant. The warrants comprising a part of the units were exercisable to purchase an additional common share for two years at $0.01 per share. On February 28, 2011, when it became apparent that the private placements would be oversubscribed, the Company decided to drop the warrants from the units and to permit oversubscriptions of up to an aggregate number of shares equal to the number of shares that would have been issued if the offerings as originally contemplated had been fully subscribed and the warrants fully exercised (20,000,000 common shares).

The Foreign private placement was oversubscribed by 9,700,000 shares for a total of 14,700,000 shares and the US private placement was oversubscribed by 300,000 shares for a total of 5,300,000 shares with the result that an aggregate of 20,000,000 shares have been issued.

Contact:

For more information contact:

Howard Thomson
Tel: (360) 220-5218